Exhibit 5.6

WILMINGTON

RODNEY SQUARE

June 8, 2017

TRI Pointe Group, Inc.

19540 Jamboree Road, Suite 300

Irvine, California 92612

(949) 438-1400

Re:	TRI Pointe Group, Inc.

Ladies and Gentlemen:

We have acted as special Delaware counsel to TRI Pointe Contractors, LP, a Delaware limited partnership (the “Delaware Guarantor”), as an indirect wholly-owned subsidiary of TRI Pointe Group, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of $300,000,000 aggregate principal amount of 5.25% Senior Notes due 2027 (the “Notes”), including the guarantees thereof (the “Guarantees”), set forth in the Indenture (as defined below) by certain subsidiaries of the Company named therein, including Delaware Guarantor (the “Guarantors”), issued pursuant to an Indenture dated May 23, 2016 (the “Base Indenture”), by and among the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented and amended by the Second Supplemental Indenture dated as of June 8, 2017 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”). The Company and the Guarantors executed and filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “Commission”) on May 23, 2016, as amended by that certain prospectus supplement filed with the Commission on May 23, 2016, as further amended by that certain prospectus supplement filed with the Commission on June 6, 2017 (the “Registration Statement”), relating to the issuance and sale by the Company and the Guarantors of the Notes and the Guarantees, as applicable. The Company and the Guarantors entered into an underwriting agreement dated as of June 5, 2017 (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, as representative of the underwriters named in Schedule I thereof relating to the issuance and the sale by the Company and the Guarantors of the Notes and the Guarantees, as applicable.

In connection with the opinion set forth below, we have examined originals (including scanned copies of originals) or certified copies of (i) the Registration Statement, (ii) the Base Indenture, (iii) the Supplemental Indenture, (iv) the global certificate evidencing the Notes, including the notation of guarantee (the “Note Certificate”), (v) the Underwriting Agreement, (vi) the Certificate of Limited Partnership, as amended, and the Agreement of Limited Partnership, as amended, of Delaware Guarantor (the “Organizational Documents”), (vii) a

Rodney Square  •  1000 North King Street  •  Wilmington, DE 19801

P    302.571.6600    F    302.571.1253    YoungConaway.com

YOUNG CONAWAY STARGATT & TAYLOR, LLP

TRI Pointe Group, Inc.

June 8, 2017

certificate of good standing for Delaware Guarantor issued by the Delaware Secretary of State, dated as of June 8, 2017, (viii) certain resolutions of the Board of Directors of the Company dated as of June 1, 2017, authorizing, among other things, the issuance of the Notes and Guarantees, (ix) certain resolutions of the General Partner of Delaware Guarantor dated as of June 2, 2017, authorizing, among other things, the issuance of the Guarantees. As used herein, “Transaction Agreements” means the Note Certificate, the Supplemental Indenture and the Underwriting Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed or otherwise referred to above. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have further assumed that all documents submitted to us for our review have not been and will not be altered or amended in any respects material to our opinions expressed herein. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and Delaware Guarantor and others, all of which we have assumed, and the attorneys working on this matter have no actual knowledge otherwise, to be true, complete, and accurate in all material respects.

Based on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.        Delaware Guarantor has been duly organized and is a validly existing limited partnership in good standing under the laws of the State of Delaware.

2.        Delaware Guarantor has the requisite limited partnership power and authority to execute, deliver and perform all of its obligations under each of the Transaction Agreements to which Delaware Guarantor is a party.

3.        Each of the Transaction Agreements to which Delaware Guarantor is a party has been duly authorized, executed and delivered by all requisite limited partnership action on the part of Delaware Guarantor.

4.        The execution, delivery and performance by Delaware Guarantor of each of the Transaction Agreements to which Delaware Guarantor is a party will not (i) conflict with the Organizational Documents of Delaware Guarantor, as in effect on the date hereof, nor (ii) conflict with, violate or breach (A) any applicable provision of Delaware state law, statute or regulation, or (B) any judicial order or decree from a governmental authority of the State of Delaware of which we have knowledge, nor (iii) require any consent of or filing with any governmental authority of the State of Delaware.

YOUNG CONAWAY STARGATT & TAYLOR, LLP

TRI Pointe Group, Inc.

June 8, 2017

For the purposes of this opinion letter, we have assumed that, with respect to the issuance, sale and delivery of the Notes and the Guarantees: (i) the Registration Statement is effective and complies with all applicable laws, (ii) the Notes and Guarantees were issued and sold in the manner stated in the Registration Statement and the Underwriting Agreement, (iii) the Transaction Agreements and the Underwriting Agreement are valid instruments, enforceable against the parties thereto in accordance with their terms and applicable laws, and (iv) the performance, execution and delivery by the Delaware Guarantor of the Transaction Agreements and the issuance of Guarantees by the Delaware Guarantor does not result in a default under or breach of any agreement or instrument (other than the Organizational Documents) binding upon the Delaware Guarantor.

The opinions expressed herein are limited to the laws of the State of Delaware, and we express no opinion as to the securities laws, tax laws or blue sky laws of the State of Delaware, or the laws of any other jurisdiction (including the federal laws of the United States of America), or the local laws, ordinances or rules of any municipality, county or political subdivision of the State of Delaware, or the effect any such laws may have on the matters set forth herein, nor do we express any opinion as to the validity, enforceability or scope of, or limitations on, any provisions relating to rights to indemnification or contribution. No opinions are expressed herein as to matters governed by laws pertaining to Delaware Guarantor solely because of the business activities of such entity which are not applicable to business entities generally. The opinions expressed herein are limited to the matters stated herein, and no opinions are implied or may be inferred beyond the matters expressly stated herein. We assume no obligation to revise or supplement this letter should the presently applicable laws be changed by legislative action, judicial decision or otherwise.

Our opinions may be relied upon by you and by persons entitled to rely upon them pursuant to the applicable provisions of the Securities Act of 1933 but, except as set forth in the next paragraph, may not otherwise be used, quoted or referred to by or filed with any other person or entity without prior written permission.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement pursuant to Item 16 of Form S-3 and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Young Conaway Stargatt & Taylor, LLP